Exhibit  99.1


                                  MEASUREMENT
                                  SPECIALTIES

Contact:  Frank  Guidone,  CEO
          (973)  808-3020

          Boutcher  &  Boutcher  Investor  Relations
          Aimee  Boutcher
          (973)  239-2878

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

    MEASUREMENT SPECIALTIES TO PRESENT AT MICROCAPITAL'S THIRD ANNUAL INVESTOR
                   CONFERENCE IN SAN FRANCISCO ON MAY 19, 2004

Fairfield, NJ, May 17, 2004 - Measurement Specialties, Inc. (AMEX: MSS), a designer and manufacturer of sensors and sensor-based consumer products, will be presenting on Wednesday, May 19, 2004, at 9:00 AM Pacific, at MicroCapital's Third Annual Investor Conference taking place at the Omni Hotel in San Francisco, CA.

Frank Guidone, CEO of Measurement Specialties will provide updated guidance for the fourth quarter and full fiscal year ended March 31, 2004, as well as preliminary guidance on fiscal year 2005.

The slideshow presentation will be available for review on the company's website, www.msiusa.com, beginning on Wednesday, May 19, 2004. The presentation
         --------------
with  audio  will be on MicroCapital's website at www.microcapital.com beginning
                                                  --------------------
Monday,  May  24,  2004.

     About Measurement Specialties. Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     Company  contact  -  Frank  Guidone,  CEO  -  973  808-3020
     Investor  contact  -  Aimee  Boutcher  -  973  239-2878

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases "should", "intends", "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; the outcome of the class action lawsuits filed against the Company; the outcome of the current SEC investigation of the Company; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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